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EXHIBIT 1

                      Filing Agreement dated March 9, 1999
               Re: Joint Filing of Schedule 13D and all amendments

The undersigned hereby agree that:

         (i) each of them is individually eligible to use the Schedule 13D attached hereto;

         (ii) the attached Schedule 13D, including any and all amendments thereto, is filed on behalf of each of them; and

         (iii)  each of them is responsible for the timely filing of such
Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

                             Convergys Corporation

                             By: /s/ William D. Baskett III
                                 --------------------------
                             Name: William D. Baskett III
                             Title: General Counsel and Secretary

                             Convergys Information Management Group Inc.

                             By: /s/ Roy T. Heggland
                                 --------------------------
                             Name: Roy T. Heggland
                             Title: Senior Vice President and General Counsel





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